TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2014

•	Adjusted EBITDA for the third quarter improved by $43 million compared to the prior year period

•	Consolidated gross margin, as a percentage of net sales, increased by 90 basis points compared to the prior year period

•	Organization-wide efficiency and cost cutting measures contributed to a $28 million decline in SG&A for the period

WAYNE, NJ (December 11, 2014) - Toys“R”Us, Inc. today reported financial results for the third quarter ended November 1, 2014.
Antonio Urcelay, Chairman of the Board of Directors and Chief Executive Officer, Toys“R”Us, Inc., said, “During the third quarter, we continued to make steady progress across the company in driving our “TRU Transformation” strategy and we are pleased with the improvement in our Adjusted EBITDA. Our more disciplined approach to promotional offerings resulted in a 180 basis point gross margin improvement in our U.S. business, while at the same time providing fair pricing to our customers. We are also pleased to have delivered the third consecutive quarter of positive comparable store net sales in our International business, where we experienced particular strength in the Asia-Pacific region. Through our highly-focused, efficient execution, we reduced SG&A costs for the quarter, and there are significant efforts underway to continue to improve our cost structure.”
Mr. Urcelay continued, “We recently completed refinancing $1.4 billion of our company’s near-term debt maturities, including $1 billion of debt maturing in 2016. As a result, we have no significant debt coming due until 2017. Our attention is fully focused on the holiday season and the important fourth quarter for our business. We believe the improvements we’ve made during the first three quarters of the year have us well-positioned to deliver an improved shopping experience for our customers, both in-store and online.”
Third Quarter Highlights

•
Consolidated net sales were $2.5 billion, a decrease of 1.3% versus the prior year period. Excluding the impact of foreign currency translation which decreased net sales by $43 million, the Company experienced an increase in net sales of $11 million or 0.4%. The improvement was primarily due to an increase in net sales from new stores and comparable store net sales, both within our International segment.

•
International comparable store net sales were up 1.1% primarily due to increases in the core toy and seasonal categories, partially offset by a decrease in the entertainment category (which includes electronics, video game hardware and software). Domestic comparable store net sales were down 1.0% primarily driven by declines in the entertainment, learning and baby product categories, partially offset by improvement in the core toy category.

•
Gross margin dollars were $908 million, compared to $896 million for the prior year period, an increase of $12 million. Foreign currency translation decreased gross margin dollars by $16 million. Gross margin, as a percentage of net sales, was 36.9%, an increase of 0.9 percentage points versus the prior year period. The margin improvement was primarily attributable to the Domestic segment which increased by 1.8 percentage points, to 35.3%, as a result of promotional efficiencies. The International segment margin remained relatively consistent compared to the prior year period.

•
Selling, general and administrative expenses (“SG&A”) were $931 million, compared to $959 million in the prior year period, a decrease of $28 million. Foreign currency translation decreased SG&A by $15 million. Excluding the impact of foreign currency translation, the reduction in SG&A was predominantly within our Domestic segment, and was mainly due to an $8 million decrease in advertising and promotional expenses and a $4 million decrease in advisory fees as a result of an amendment to the advisory agreement we have with our sponsors, Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust.

•	Adjusted EBITDA[1] was $6 million, compared to negative $37 million in the prior year period, an increase of $43 million.

•
Operating loss was $93 million, compared to an operating loss of $140 million in the prior year period. Domestic segment operating performance improved primarily as a result of increased gross margin dollars and a reduction in SG&A. Excluding the impact of foreign currency translation, International segment operating performance improved primarily as a result of an increase in gross margin dollars due to an improvement in net sales compared to the prior year period. Corporate overhead remained relatively flat compared to the prior year period.

•
Net loss was $213 million, compared to a net loss of $605 million in the prior year period, an improvement of $392 million. Primarily contributing to the reduction in net loss was a $287 million decrease in income taxes predominantly related to a prior year non-cash charge to increase the valuation allowance on deferred tax assets.  Additionally contributing to the improvement in net loss was a decrease in interest expense of $60 million primarily resulting from a $42 million net decrease in one-time incremental interest expense associated with refinancing activities in each period, and a decline in operating loss of $47 million.
Liquidity and Capital Spending
The Company ended the third quarter with $1.4 billion of liquidity, which included cash and cash equivalents of $406 million and unused availability under committed lines of credit of $1.0 billion. Toys“R”Us-Delaware, Inc. ended the third quarter with $928 million of liquidity, which included cash and cash equivalents of $151 million.
Through the end of the third quarter of fiscal 2014, the Company invested $139 million primarily for improvements to information technology and logistics systems and capabilities, store-related projects and opening of new stores, compared to $175 million in the prior year period.
Further information regarding the Company’s financial performance relating to the third quarter of fiscal 2014 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on December 11, 2014.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 893 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 730 international stores and over 205 licensed stores in 36 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy including implementing initiatives for season, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #

For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$2,459	$2,491	$7,378	$7,276
Cost of sales	1,551	1,595	4,636	4,560
Gross margin	908	896	2,742	2,716
Selling, general and administrative expenses	931	959	2,726	2,735
Depreciation and amortization	86	92	285	287
Other income, net	(16)	(15)	(43)	(47)
Total operating expenses	1,001	1,036	2,968	2,975
Operating loss	(93)	(140)	(226)	(259)
Interest expense	(129)	(189)	(339)	(419)
Interest income	1	2	3	6
Loss before income taxes	(221)	(327)	(562)	(672)
Income tax (benefit) expense	(9)	278	(7)	157
Net loss	(212)	(605)	(555)	(829)
Less: Net earnings attributable to noncontrolling interest	1	—	2	—
Net loss attributable to Toys “R” Us, Inc.	$(213)	$(605)	$(557)	$(829)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$406	$644	$369
Accounts and other receivables	261	249	250
Merchandise inventories	3,324	2,171	3,579
Current deferred tax assets	60	31	74
Prepaid expenses and other current assets	172	125	173
Total current assets	4,223	3,220	4,445
Property and equipment, net	3,421	3,638	3,719
Goodwill	64	64	443
Deferred tax assets	144	152	168
Restricted cash	52	53	48
Other assets	402	422	432
Total Assets	$8,306	$7,549	$9,255

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,054	$1,488	$2,212
Accrued expenses and other current liabilities	941	920	863
Income taxes payable	17	19	8
Current portion of long-term debt	128	89	140
Total current liabilities	3,140	2,516	3,223
Long-term debt	5,645	4,918	5,592
Deferred tax liabilities	127	96	188
Deferred rent liabilities	355	362	363
Other non-current liabilities	221	235	228
Temporary equity	82	78	75
Total stockholders’ deficit	(1,264)	(656)	(414)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$8,306	$7,549	$9,255

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013
Cash Flows from Operating Activities:
Net loss	$(555)	$(829)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	285	287
Amortization and write-off of debt issuance costs and debt discount	48	61
Deferred income taxes	(3)	154
Other	12	13
Changes in operating assets and liabilities:
Accounts and other receivables	11	13
Merchandise inventories	(1,202)	(1,377)
Prepaid expenses and other operating assets	(29)	(26)
Accounts payable, Accrued expenses and other liabilities	597	817
Income taxes payable and receivable	(41)	(57)
Net cash used in operating activities	(877)	(944)
Cash Flows from Investing Activities:
Capital expenditures	(139)	(175)
Proceeds from sales of fixed assets	15	31
Property insurance recoveries	2	—
Increase in restricted cash	—	(30)
Proceeds from redemption of debt securities	—	52
Purchases of debt securities	—	(20)
Net cash used in investing activities	(122)	(142)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,768	2,949
Long-term debt repayments	(1,968)	(2,546)
Capitalized debt issuance costs	(33)	(46)
Repurchase of common stock	—	(8)
Net cash provided by financing activities	767	349
Effect of exchange rate changes on Cash and cash equivalents	(6)	(12)
Cash and cash equivalents:
Net decrease during period	(238)	(749)
Cash and cash equivalents at beginning of period	644	1,118
Cash and cash equivalents at end of period	$406	$369

OPERATING METRICS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	35.3%	33.5%	35.2%	35.5%
Comparable store net sales	(1.0)%	(5.2)%	1.5%	(5.9)%	(1)
Net Sales by Product Category
Baby	48.2%	48.0%	48.6%	49.3%
Core Toy	16.0%	14.0%	13.7%	12.5%
Entertainment	6.8%	8.1%	7.1%	7.0%
Learning	19.7%	20.3%	18.2%	17.8%
Seasonal	9.2%	9.2%	12.2%	12.5%
Other (2)	0.1%	0.4%	0.2%	0.9%
Total	100%	100%	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	39.3%	39.5%	40.1%	40.1%
Comparable store net sales	1.1%	(3.0)%	1.5%	(4.1)%
Net Sales by Product Category
Baby	24.7%	25.0%	25.5%	26.1%
Core Toy	23.5%	21.6%	21.0%	20.0%
Entertainment	7.1%	9.0%	7.2%	8.4%
Learning	29.1%	29.2%	27.2%	27.0%
Seasonal	14.7%	14.3%	18.2%	17.6%
Other (3)	0.9%	0.9%	0.9%	0.9%
Total	100%	100%	100%	100%

(1)	Excludes the effect of an immaterial out of period adjustment. Previously reported comparable store net sales were (5.8)% for the thirty-nine weeks ended November 2, 2013.

(2)	Consists primarily of non-product related revenues.

(3)	Consists primarily of non-product related revenues, including licensing fees from unaffiliated third parties.

NON-GAAP DISCLOSURE OF EBITDA AND ADJUSTED EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss attributable to Toys“R”Us, Inc. to EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net loss attributable to Toys “R” Us, Inc.	$(213)	$(605)	$(557)	$(829)

Add:
Income tax (benefit) expense	(9)	278	(7)	157
Interest expense, net	128	187	336	413
Depreciation and amortization	86	92	285	287
EBITDA	(8)	(48)	57	28

Adjustments:
Sponsors’ management and advisory fees (a)	2	6	14	17
Litigation expense (b)	—	—	—	20
Severance	1	—	10	13
Store closure costs	3	—	7	—
Impairment of long-lived assets (c)	1	4	8	7
Net gains on sales of properties	(2)	(1)	(5)	(8)
Compensation expense (d)	10	2	15	1
Property losses, net of insurance recoveries (e)	(2)	—	(9)	—
Obsolete inventory clearance (f)	—	—	8	—
Other (g)	1	—	3	—
Adjusted EBITDA (h)(i)	$6	$(37)	$108	$78

A reconciliation of Net loss to EBITDA and Adjusted EBITDA for Toys“R”Us-Delaware, Inc. is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net loss	$(167)	$(274)	$(407)	$(392)

Add:
Income tax (benefit) expense	(5)	89	4	29
Interest expense, net	67	43	150	130
Depreciation and amortization	55	59	192	186
EBITDA	(50)	(83)	(61)	(47)

Adjustments:
Sponsors’ management and advisory fees (a)	2	3	13	11
Litigation expense (b)	—	—	—	20
Severance	1	—	7	3
Store closure costs	7	5	11	7
Impairment of long-lived assets (c)	—	2	6	3
Net gains on sales of properties	—	(1)	(1)	(2)
Compensation expense (d)	7	1	11	3
Property losses, net of insurance recoveries (e)	(2)	—	(9)	—
Obsolete inventory clearance (f)	—	—	8	—
Other (g)	—	—	1	(1)
Adjusted EBITDA (h)(i)	$(35)	$(73)	$(14)	$(3)

(a)	Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.

(b)	Represents litigation expenses recognized in fiscal 2013 related to the judgment in the Aleo v. SLB Toys USA, Inc. case.

(c)	Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.

(d)
Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers' awards. Commencing in the second quarter of fiscal 2014, we have revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers' awards and have therefore revised our prior year's Adjusted EBITDA.

(e)	Represents property losses and insurance claims recognized.

(f)	Represents an incremental loss on previously identified clearance inventory.

(g)	Represents miscellaneous other charges which were not individually significant for separate disclosure.

(h)
Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax (benefit) expense, depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

(i)
The primary differences between consolidated Toys“R”Us, Inc. Adjusted EBITDA and Toys“R”Us-Delaware, Inc. Adjusted EBITDA are the exclusion of the results of International operations (with the exception of Toys“R”Us-Canada), as well as the inclusion of rent expense payable by Toys“R”Us-Delaware, Inc. to Toys“R”Us Property Company I, LLC (pursuant to a master lease agreement) and income from license fees charged by Toys“R”Us-Delaware, Inc. to foreign affiliates for use of intellectual property.